Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ECHO, INC.

AND

MORRISEY HOLDINGS, INC.

August 8, 2016

Section 7.5 Waiver	39
Section 7.6 Severability	39
Section 7.7 Headings; Construction	39
Section 7.8 Governing Law; Exclusive Jurisdiction	39
Section 7.9 Execution of Agreement; Counterparts	40
Section 7.10 Waiver of Jury Trial	40
Section 7.11 Specific Enforcement	40

List of Annexes/Exhibits/Schedules

Annexes
Annex A	-	Defined Terms

Exhibits
Exhibit A	-	Form of Release
Exhibit B	-	Form of Restrictive Covenant Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Form of Sublease

Schedules
Company Disclosure Schedule
Section 2.1	-	Organization and Good Standing
Section 2.2(b)	-	No Conflicts
Section 2.2(c)	-	Consents
Section 2.3	-	Financial Statements
Section 2.4(a)	-	Capitalization
Section 2.4(c)	-	Outstanding Obligations
Section 2.4(d)	-	Indebtedness
Section 2.5(a)	-	Encumbrances
Section 2.5(b)	-	Assets
Section 2.5(c)	-	Excluded Assets
Section 2.6(a)	-	Leased Real Property
Section 2.7(n)	-	Tax Grants, Abatements or Incentives
Section 2.8(a)	-	Employees
Section 2.8(b)	-	Employment Contracts
Section 2.9(a)	-	Employee Benefits
Section 2.9(h)	-	Increase or Acceleration of Employee Benefits
Section 2.10(a)	-	Legal Proceedings
Section 2.10(b)	-	Orders
Section 2.11(b)	-	Governmental Authorizations
Section 2.13	-	Insurance
Section 2.14(a)	-	Company Contracts
Section 2.14(b)	-	Material Company Contract Defaults
Section 2.14(c)	-	Certain Categories of Company Contracts
Section 2.15(a)	-	Company-Owned Intellectual Property
Section 2.15(d)	-	IP Licenses
Section 2.15(e)	-	IP Proceedings
Section 2.15(i)	-	Company-Owned Software
Section 2.15(j)	-	Open Source Technology
Section 2.15(l)	-	Open Source Code
Section 2.16	-	Related Persons

Section 2.17	-	No Undisclosed Liabilities
Section 2.18	-	Absence of Certain Changes and Events
Section 2.20(a)	-	Material Customers
Section 2.20(b)	-	Material Suppliers
Section 2.20(c)	-	Notices from Material Suppliers or Material Customers
Section 2.22	-	Bank Accounts
Section 2.24	-	Directors and Officers

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), made and entered into as of August 8, 2016, is by and between Echo, Inc., a Tennessee corporation (“Echo”), and Morrisey Holdings, Inc., an Illinois corporation (“Seller”). Capitalized terms used herein and not otherwise defined herein are defined as set forth in Annex A attached hereto.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock of Morrisey Associates, Inc., an Illinois corporation (the “Company”), without par value (the “Shares”) which constitute the only outstanding capital stock or other equity interests of the Company; and

WHEREAS, the Seller desires to sell all of the Shares, and Echo desires to acquire all of the Shares, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

STOCK PURCHASE

Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Echo, and Echo shall purchase and acquire from the Seller all of the Seller’s rights, title and interest in and to the Shares, free and clear of all Encumbrances.

Section 1.2 Purchase Price.

(a) Purchase Price. The total purchase price (the “Purchase Price”) payable by Echo to the Seller for the Shares will be (i) $48,000,000 in cash, minus (ii) outstanding Indebtedness of the Company (such amount determined pursuant to clauses (i)-(ii), the “Closing Cash Amount”).

(b) Payments at Closing. At the Closing, the Purchase Price will be delivered by Echo to Seller as follows: (i) the Closing Cash Amount, less the Escrowed Cash, less 50% of the cost of the Tail Coverage payable by Seller pursuant to Section 4.10 (the “Seller Insurance Amount”) will be delivered by wire transfer to the Seller as provided in Section 1.5(b)(i); and (ii) $3,880,000 (the “Escrowed Cash”) will be paid to the Escrow Agent by wire transfer pursuant to the Escrow Agreement.

(c) Purchase Price Allocation. The Purchase Price shall be allocated in accordance with Section 5.5.

Section 1.3 Employee Payroll. Seller will be responsible for the payment of all salary and wages due to all individuals in active employment with the Company as of the Closing (each employee, an “Available Employee”) with respect to their services as Available Employees through the Closing Date. In connection therewith, on August 15, 2016, Seller shall run payroll and pay all salary and other amounts payable to the Available Employees (including making necessary withholdings) in respect of the pay period beginning on August 1, 2016, and ending on the Closing Date. Echo shall be responsible for all salary payable to the Available Employees in respect of the period beginning on the date after the Closing Date.

Section 1.4 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville TN 37201 simultaneously with the execution and delivery of this Agreement (the date on which the Closing occurs, the “Closing Date”). Signed documents to be delivered at the Closing may be delivered electronically and in counterparts.

Section 1.5 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) The Seller shall deliver, or cause to be delivered, to Echo:

(i) a stock power executed by the Seller, together with a stock certificate(s) representing all of the Shares held by the Seller;

(ii) releases in substantially the form attached hereto as Exhibit A (the “Releases”), executed by the Seller and each of Gerald I. Zoldan, Robert D. Zoldan, Richard M. Chappe, Paul S. Glick and James T. Nutter;

(iii) restrictive covenant agreements in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreements”), executed by Seller, Gerald I. Zoldan, Robert D. Zoldan, Richard M. Chappe, Paul S. Glick and James T. Nutter;

(iv) an escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), executed by the Seller;

(v) a transition services agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”) executed by Seller;

(vi) a sublease agreement in substantially the form attached hereto as Exhibit E (the “Sublease”) executed by Seller;

(vii) an executed statement from the Seller, in form and substance satisfactory to Echo, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(viii) the certificate of incorporation of the Company, certified by the Secretary of State of Illinois, and a certificate of good standing from the State of Illinois and each other jurisdiction in which the Company is qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;

(ix) a certificate of the Secretary of the Seller certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company, certifying and attaching all requisite resolutions or actions of the Seller’s and Company’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of the Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(x) evidence of termination of the Company’s credit agreement with Fifth Third Bancorp (the “Lender”) in a form acceptable to Echo, and termination of all security interests held by the Lender with respect to shares and assets of the Company (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of the Lender’s security interests) and the release of the Company from the Lender credit facility;

(xi) resignations effective as of the Closing of each of the members of the board of directors and officers, as applicable, of the Company in their capacity as such as requested by Echo, executed by such individuals; and

(xii) a funds flow statement in the form mutually agreed to by Echo and the Seller (the “Funds Flow Statement”), executed by the Seller.

(b) Echo shall deliver, or cause to be delivered, to the Seller:

(i) the Closing Cash Amount, less the Escrowed Cash, less the Seller Insurance Amount, payable as provided in Section 1.2 above;

(ii) the Releases, executed by Echo;

(iii) the Restrictive Covenant Agreements, executed by Echo;

(iv) the Escrow Agreement, executed by Echo and U.S. Bank National Association (the “Escrow Agent”), together with the delivery of the Escrowed Cash as contemplated by Section 1.2;

(v) the Transition Services Agreement, executed by Echo;

(vi) the Sublease, executed by Echo;

(vii) a certificate of the Secretary of Echo certifying and attaching all requisite resolutions or actions of Echo’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Echo executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby; and

(viii) the Funds Flow Statement, executed by Echo.

Section 1.6 Taxes. Seller shall be responsible for paying any amounts due with respect to state, local or foreign Tax laws or under any other applicable Legal Requirements based on receipt of the Purchase Price.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller represents and warrants to Echo as follows:

Section 2.1 Organization and Good Standing. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Illinois, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company is duly qualified or licensed to transact business and is in good standing in each domestic or foreign jurisdiction in which its ownership of property or the conduct of its business makes such qualification or licensure necessary, except such jurisdictions where the failure to do so would not reasonably be expected to have a material impact on the Company. Section 2.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company is qualified or licensed to transact business. Complete and accurate copies of the organizational documents of the Company, each as amended to date, have been made available to Echo in the Data Room.

Section 2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Seller of each of the documents to be executed and delivered by it at the Closing pursuant to Section 1.5(a) (collectively, the “Company Closing Documents”), each of the Company Closing Documents will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Company Closing Documents to which it is a party and to consummate all of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Company Closing Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Seller and by all necessary corporate action of the Seller.

(b) Except as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Company Closing Documents by the Seller nor the consummation or performance of the transactions contemplated hereby by the Seller will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Seller or Company;

(ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Seller or the Company is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Company.

(c) Except as set forth on Section 2.2(c) of the Company Disclosure Schedule, neither the Company nor the Seller is or will be required to give any notice to or obtain any consent, waiver or approval from (i) any Governmental Authority or other Person, or (ii) any party to any Material Company Contract, in connection with the execution and delivery of this Agreement or any of the Company Closing Documents or the consummation of the transactions contemplated hereby.

Section 2.3 Financial Statements. The Company has made available to Echo in the Data Room the following financial statements, copies of which are attached as Section 2.3 of the Company Disclosure Schedule: (i) the reviewed financial statements of the Company as of December 31, 2015 and 2014, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows of the Company as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Reviewed Financial Statements”; the balance sheet of the Company as of December 31, 2015, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”); and (ii) the unaudited financial statements of the Company as of June 30, 2016, including the balance sheet (such balance sheet, the “Interim Balance Sheet”) and the related statement of operations of the Company as of and for the six-month period then ended (such financial statements, the “Unaudited Financial Statements”) (the Reviewed Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Reviewed Financial Statements) and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material)). The Financial Statements fairly present the financial position of the Company and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified in all material respects. The Financial Statements have been prepared in accordance with the books and records of the Company. The Company has made and kept complete and accurate books and records and accounts, which fairly reflect, in reasonable detail, the activities of the Company in all material respects. Seller and the Company maintain Financial Reporting Controls with respect to the business of the Company. Since January 1, 2015, (i) there has not been any change in the Financial Reporting Controls used by Seller and the Company in connection with the business of the Company that has materially affected such Financial Reporting Controls, and (ii) there is no weakness that has materially affected Seller’s or the Company’s ability to record, process, summarize or report financial information in connection with the business of the Company.

Neither the Company nor, to the Knowledge of the Seller, any director, officer, employee, auditor, accountant or representative of the Company, has received or has otherwise become aware of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company’s internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable or improper accounting practices.

Section 2.4 Capitalization.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth the total number of issued and outstanding shares with respect to each class of capital stock of the Company, the name and address of each record holder of such shares, and the number and class of shares held by each such record holder. No issued and outstanding shares of the Company are subject to any preemptive or subscription rights or rights of first refusal. No issued and outstanding shares of the Company have been issued in violation of any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of the capital stock of the Company or any other ownership interest or equity securities. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has no liability for dividends that have been declared or accrued that have not been paid. The issued and outstanding shares of capital stock of the Company set forth on Section 2.4(a) of the Company Disclosure Schedule are held by the holders of record reflected in Section 2.4(a) of the Company Disclosure Schedule, free and clear of any Encumbrances.

(b) The Company does not have any Subsidiaries, and does not otherwise hold any direct or indirect equity or ownership interest in any Person or other similar interest or any right (contingent or otherwise) to acquire the same.

(c) Except as set forth on Section 2.4(c) of the Company Disclosure Schedule, there are no (A) outstanding obligations, options, warrants, or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Company, or securities convertible or exchangeable into capital stock or other equity or ownership interests of the Company, or obligating the Company to issue or sell any shares of capital stock of, or any other equity or ownership interests in, the Company, (B) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other ownership or equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (C) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity or ownership interests of the Company.

(d) Section 2.4(d) of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company.

Section 2.5 Assets.

(a) Except as set forth on Section 2.5(a) of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or a valid and enforceable right to use under a Company Contract, all property and assets (whether tangible or intangible) used or held for use by the Company in connection with its business, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Section 2.5(b) of the Company Disclosure Schedule sets forth all items of machinery, equipment, furniture and other tangible personal property owned by the Company with an initial, non-depreciated book value of at least $5,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. Except as set forth on Section 2.5(b) of the Company Disclosure Schedule, all tangible personal property and inventory of the Company is in the possession of the Company.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the assets owned by, or leased or licensed to, the Company constitute all of the assets, tangible and intangible, of any nature necessary to conduct the Company’s business in the manner presently operated by the Company.

Section 2.6 Real Property.

(a) Section 2.6(a) of the Company Disclosure Schedule sets forth a list of all real property leases under which the Company leases real property as a lessee or sublessee (the “Real Property Leases;” all real property in which the Company holds a leasehold interest, whether as lessee or sublessee, the “Leased Real Property”), street address, approximate rentable square footage, monthly rent, expiration date and any renewal options with respect to the Real Property Leases. Except for the Leased Real Property and the Real Property Leases identified in Section 2.6(a) of the Company Disclosure Schedule, the Company does not own any interest (fee, leasehold or otherwise) in any real property. The Company enjoys peaceful and undisturbed possession of the Leased Real Property. There are no contracts to which Company is a party or by which any of the Leased Real Property is bound granting to any other Person (other than Seller or any Subsidiary of Seller to the extent disclosed in Section 2.6(a) of the Company Disclosure Schedule) the right of use or occupancy of any material portion of the Leased Real Property.

(b) The Company holds a valid leasehold interest in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances set forth on Section 2.5(a) of the Company Disclosure Schedule.

(c) To the Knowledge of the Seller, the use of the Leased Real Property by the Company for the purposes for which it is currently being used conforms in all material respects to all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). To the Knowledge of the Seller, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the business of the Company in the Ordinary Course of Business.

(d) To the Knowledge of the Seller, all Improvements located on the Leased Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). All such Improvements are adequately maintained and are in operating condition and repair in all material respects for the requirements of the business of the Company in the Ordinary Course of Business.

(e) Complete and accurate copies of the Real Property Leases, including any and all amendments and modifications, have been made available by the Company to Echo in the Data Room.

Section 2.7 Taxes.

(a) At all times prior to the Closing, the Seller was an “S Corporation” (within the meaning of Section 1361 of the Code) for federal and applicable state and local income Tax purposes and for which a valid election under Section 1362 of the Code was at all times in effect.

(b) (i) Seller has made a valid election on IRS Form 8869 to treat the Company as a “qualified subchapter S subsidiary”, and (ii) neither Seller, the Company nor any Shareholder has taken any action that would cause or would result in the termination of the S corporation status of Seller or the termination of the “qualified subchapter S subsidiary” status of the Company.

(c) All material Tax Returns required to be filed by the Company have been filed in a timely manner (taking into account any extensions of time in which to file), and all such Tax Returns are complete and correct in all material respects. The Seller and the Company have timely paid all Taxes due and owing to any Governmental Authority.

(d) Since January 1, 2012, no claim has been made by a Governmental Authority in a jurisdiction where the Seller or the Company does not file Tax Returns that the Seller or the Company is or may be subject to taxation by that jurisdiction.

(e) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f) All material Taxes that the Seller and the Company are or were required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority.

(g) There is an adequate accrual in the Financial Statements in accordance with GAAP for all Taxes of the Company that were not yet due or payable as of the date of such Financial Statements.

(h) No examination or audit of any Tax Return of the Seller or the Company by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of the Seller, threatened. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of the Seller, threatened, with respect to any Tax Returns of the Seller or the Company. There is no material dispute or claim concerning any liability of the Seller or the Company for additional Taxes, or any obligation of the Seller or the Company to file Tax Returns or pay Taxes in any jurisdiction in which they do not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to the Seller or the Company, or (y) as to which the Seller or the Company have Knowledge. Neither the Seller nor the Company have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect.

(i) The Company does not have any liability for the Taxes of any Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local, or foreign Tax law), as a transferee or successor, by contract or otherwise. The Company is not and has never been a member of an affiliated group for applicable income Tax purposes. The Company is not a party to any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement.

(j) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, any change in accounting method prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or any election under Section 108(i) of the Code. The Seller has not (i) agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal Requirement or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement with respect to Seller or the Company.

(l) The Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m) The Seller has not participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Section 1.6011-4(b) of the U.S. Treasury Regulations.

(n) Section 2.7(n) of the Company Disclosure Schedule sets forth all Tax grants, abatements or incentives granted or made available by any Governmental Authority for the benefit of the Company, and any conditions of which the Seller has Knowledge relating to the continued availability of such Tax grants, abatements or incentives to the Company, or events or circumstances of which the Seller has Knowledge that could impair the ability of Echo to utilize such Tax grants, abatements or incentives following the Closing.

(o) The Company does not own an interest in an entity classified as a partnership for U.S. federal income Tax purposes.

(p) Seller has not taken any positions with respect to Taxes that would require disclosure on Schedule UTP to IRS Form 1120, assuming for such purposes that Seller is required to file Schedule UTP.

(q) All books and records of the Company relating to Taxes (including related workpapers) have been adequately maintained for all periods ending on or after December 31, 2012.

(r) To the Knowledge of the Seller, there is no power of attorney given by or binding on the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(s) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by Seller or any of its Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Governmental Authority that Seller or the Company is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Legal Requirements.

(t) Neither the Seller nor the Company has requested or received any ruling request from any taxing authority.

(u) The Company has filed with the appropriate Governmental Authorities all unclaimed property reports as required under applicable Legal Requirements.

(v) The Company does not have, or ever had, a permanent establishment in any country other than the United States, or engaged in a trade or business in any country other than the United States.

(w) Neither the Seller nor the Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) (including any payments required to be made in connection with the consummation of the transactions contemplated hereby).

Section 2.8 Employees.

(a) Section 2.8(a) of the Company Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of the Company, including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, current annual base salary or current wages, 2015 bonus, 2016 bonus target, sick and vacation leave and paid time off that is accrued but unused. There is no collective bargaining agreement in effect between the Company and any labor unions or organizations representing any of the employees of the Company. The Company has not experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of the Seller, there is no strike, labor dispute or union organization activity pending or threatened affecting the Company.

(b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the employment of each employee of the Company is terminable at the will of the Company, and the Company is not a party to any employment, non-competition, severance or similar contract or agreement with any employee of the Company (and copies of all such agreements have been made available to Echo in the Data Room). Since March 30, 2016, except as set forth in Section 2.8(b) of the Company Disclosure Schedule, no employee of the Company has provided notice to the Company of termination of employment, and, to the Knowledge of the Seller, no key employee of the Company intends to terminate his or her employment with the Company. To the Knowledge of the Seller, no employee of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any Person other than the Company that adversely affects the performance of that employee’s duties as an employee of the Company.

(c) The Company is, and since January 1, 2012, has been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. All individuals who are performing consulting or other services for the Company are correctly classified as either “independent contractors,” or “employees,” as the case may be. There is no unfair labor practice claim or Proceeding brought by or on behalf of any employee or former employee of the Company under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Seller, threatened, against the Company.

Section 2.9 Employee Benefits.

(a) Section 2.9(a) of the Company Disclosure Schedule lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate (including any such plans or arrangements provided for the benefit of the employees of the Company through third-party leasing arrangements) for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company, or with respect to which the Company or any ERISA Affiliate otherwise has any liabilities or obligations (the “Employee Benefit Plans”). Section 2.9(a) of the Company Disclosure Schedule sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 436 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither the Company nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii) or (iii) above within the last six years.

(c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company nor any ERISA Affiliate or, to the Knowledge of the Seller, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Echo or any Affiliate thereof to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company is entitled to any gross-up or otherwise entitled to indemnification by the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) With respect to each Employee Benefit Plan, the Company has made available to Echo in the Data Room complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion letter received from the Internal Revenue Service; (vi) actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor regarding any Employee Benefit Plan; (viii) all discrimination tests for each Employee Benefit Plan for the three most recent plan years (if any); (ix) a list of all employees or former employees of the Company currently receiving COBRA benefits; and (x) any other related material or documents regarding the Employee Benefit Plans.

(f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(h) Except as set forth in Section 2.9(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company to any payment from the Company.

(i) There are no pending or, to the Knowledge of the Seller, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Seller, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(j) Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise Taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there are no Proceedings pending (i) by or against the Company, or (ii) by or against the Company that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Seller, no such Proceeding has been threatened. Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, since January 1, 2012, there have not been any Orders rendered against, or any settlements effected by, the Company in connection with any Proceedings brought by or against the Company.

(b) Except as set forth in Section 2.10(b) of the Company Disclosure Schedule, there are no Orders outstanding (i) against the Company; or (ii) against the Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Seller, no such Order has been threatened.

Section 2.11 Compliance with Legal Requirements; Governmental Authorizations.

(a) The Company is and at all times since January 1, 2012, has been, in compliance in all material respects with all Legal Requirements that are or were applicable to the Company, the operation of its business or the ownership or use of any of its property or assets. The Company has not received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.

(b) Section 2.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. The Company is and at all times since January 1, 2012, has been, in compliance in all material respects with each such Governmental Authorization. The Company has not received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 2.11(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to conduct and operate its business in all material respects in the manner it is currently conducted.

Section 2.12 Environmental Matters.

(a) The Company is, and at all times has been, in compliance in all material respects with all Environmental Laws. The Company has obtained and is and has been in compliance in all material respects with all Governmental Authorizations required by all Environmental Laws.

(b) The Company has not received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication that relates to, (i) Hazardous Materials, or (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws.

(c) Neither the Company, nor any other Person for whose conduct the Company is responsible, has any Environmental, Health and Safety Liabilities with respect to the Leased Real Property, the assets of the Company, or any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor thereof) has or had an interest.

Section 2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company are covered or otherwise relating to the business of the Company, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Company has paid (or caused to be paid) or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance.

Section 2.14 Company Contracts; No Defaults.

(a) Section 2.14(a) of the Company Disclosure Schedule lists each of the Company Contracts, including the name of the Company that is a party to such Company Contract, the counterparty to such Company Contract and the date of such Company Contract (and, in the case of any oral or unwritten Company Contracts, provides a description of the material terms thereof).

(b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule:

(i) Each Material Company Contract is valid and binding and in full force and effect;

(ii) Neither the Company nor, to the Knowledge of the Seller, any other party to any Material Company Contract, is or since January 1, 2014 has been, in breach or default under any Material Company Contract and no event has occurred that, with or without notice or lapse of time, would constitute a breach or default under any Material Company Contract;

(iii) Since January 1, 2014, the Company has not given to, or received from, any other party to any Material Company Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Material Company Contract by the Company or any other party to such Material Company Contract; and

(c) Section 2.14(c) of the Company Disclosure Schedule indicates which of the Company Contracts fits into one or more of the categories below and which such category(ies) each such Company Contract fits under:

(i) any Company Contract that contains covenants that limit the freedom of the Company, or any Affiliate of the Company, to engage in any line of business or engage in competition with any Person;

(ii) any Company Contract that grants or conveys rights of first refusal, or contain “most favored nation” or similar pricing provisions;

(iii) any Company Contract that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service from any Person during any period of time; or

(iv) any Company Contract pursuant to which Seller or any other Company Related Person (excluding the Company) has any rights or obligations; or

(v) any Company Guarantee.

(d) Complete and accurate (i) copies of each of the Company Contracts that is in written form, and (ii) descriptions of each Company Contract that is not in written form, including any and all amendments and modifications thereof, have been made available by the Company to Echo in the Data Room.

Section 2.15 Intellectual Property; Software.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth, for the Company-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration, and material unregistered Trademarks; (iii) registered Copyrights and material unregistered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number. All Company-Owned Intellectual Property identified on Section 2.15(a) of the Company Disclosure Schedule: (1) is in full force and effect; (2) has not lapsed, expired or been abandoned or withdrawn; and (3) is not the subject of any Proceeding, action or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Authority anywhere in the world. The Company has taken sufficient measures to perfect the chain of title recorded with the applicable Governmental Authority (including the United States Patent and Trademark Office) with respect to each such item of Company-Owned Intellectual Property, including recording any assignment of any Company-Owned Intellectual Property assigned to the Company with the relevant Governmental Authority in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to recorded. No actions will be necessary (including filing of documents or payment of fees), within 90 days after the Closing Date to: (A) maintain or preserve the validity, scope or status of any Company-Owned Intellectual Property; or (B) avoid a statutory bar to patentability of any material unregistered Company-Owned Intellectual Property.

(b) The Company (i) exclusively owns and possesses all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Encumbrances and (ii) has the right to use pursuant to a valid and enforceable written agreement free and clear of all Encumbrances, all other Company Intellectual Property, as necessary for the conduct of the business as currently conducted and as proposed to be conducted. The Company Intellectual Property and the Company’s ownership rights to the Company Intellectual Property are valid, enforceable and subsisting and are not subject to any outstanding Order, Company Contract or Proceeding adversely affecting the Company’s use thereof or rights thereto. The Company Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the Company’s business as currently conducted.

(c) For purposes of this Section 2.15(c) all Persons, including current or former employees, independent contractors and consultants of the Company, that either alone or in concert with others have contributed to the invention, development, programming, design, enhancement, implementation or modification of Company-Owned Intellectual Property in any material manner are “Contributing Persons.” Each Contributing Person either (i) has been party to a “work-for-hire” arrangement or agreement with the Company or, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company full, effective, exclusive and original ownership of all Company-Owned Intellectual Property; or (ii) have executed instruments of assignment in favor of Company as assignee, either through an employment agreement or otherwise, that have conveyed to the Company full, effective and exclusive ownership of all Company-Owned Intellectual Property thereby arising.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Inbound License Agreements (excluding those Inbound License Agreements for Commercially Available Software) and Outbound License Agreements other than Outbound License Agreements with customers granting nonexclusive licenses to the Company-Owned Intellectual Property in the Ordinary Course of Business on the standard form of Company’s customer agreement made available to Echo), in each case identifying whether or not such IP License is exclusive or nonexclusive. Except as set forth on Section 2.15(d) of the Company Disclosure Schedule, each IP License is in full force and effect, and the Company is in compliance in all material respects with all of its obligations pursuant to such IP Licenses. The IP Licenses set forth on Section 2.15(d) of the Company Disclosure Schedule constitute all of the material Company Contracts relating to any Company Intellectual Property other than Outbound License Agreements with customers excluded from disclosure requirements as set forth above. None of the IP Licenses grant any Person any exclusive rights to or under any Company-Owned Intellectual Property or any exclusive right to sublicense any Company-Owned Intellectual Property.

(e) The Company, the Company-Owned Intellectual Property and the operation of the Company’s business has not violated, misappropriated, or infringed, and is not violating, misappropriating, or infringing (“Infringe”), any Intellectual Property of any other Person. Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, there is no, and has not been since January 1, 2013, any litigation, opposition, cancellation, Order, Proceeding, or claim pending, asserted or threatened (including cease and desist letters) against the Company concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation, or licensed right to use any Company Intellectual Property, and the Company has not received written notice of the same, and to the Knowledge of the Seller, there is no valid basis for the same.

(f) To the Knowledge of the Seller, no Person has Infringed or is Infringing on any of the Company’s Intellectual Property.

(g) The Company has taken actions to protect, preserve and maintain the Company-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential or proprietary information and Trade Secrets of the Company, and such confidential or proprietary information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of the Seller, there has not been any breach by any third party of any confidentiality obligation to the Company. All current and former employees of the Company, and all current and former independent contractors and consultants of the Company, who have had access to material confidential or proprietary information or Trade Secrets of the Company have entered into confidentiality and/or proprietary information agreements with the Company in the forms made available to Echo.

(h) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment by operation of law or otherwise of any IP License or other Company Contracts, will result in the Company or (i) granting to any third party any right to or with respect to any Company-Owned Intellectual Property; or (ii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date. No licenses or other consents are required from any Person to permit the Company to fully exploit the Company Intellectual Property and otherwise license, sell or distribute its products and services consistent with the Company’s past practice. The transactions contemplated by this Agreement do not and will not (with notice, the happening of any event and/or the passage of time or notice) result in the loss or expiration of any license or of any Intellectual Property rights of the Company.

(i) Section 2.15(i) of the Company Disclosure Schedule sets forth a list of all Company-Owned Software used or held for use by Company in the conduct of the Company’s business as presently conducted. The Company-Owned Software is free from material defects and operates in accordance with all contractual commitments and published specifications, except for Bugs. There are no material claims against the Company alleging any Bugs in any Company-Software or alleging any failure of any of the same to meet their specifications.

(j) Section 2.15(j) of the Company Disclosure Schedule describes any Open Source Technology used or incorporated in or distributed with any Company-Owned Software, including the manner in which the Open Source Technology was used, whether and how the Open Source Technology was modified or distributed by Company and with which Company-Owned Software the Open Source Technology was used or distributed. The Company has complied with all of the requirements of each license applicable to any Open Source Technology, and have not taken any action which could cause any of the Company-Owned Software to become subject to any license or other agreement that would require the distribution of, or access to the source code for any Company-Owned Software, or purports to restrict the Company’s ability to charge for distribution or use of any Company-Owned Software.

(k) The Company maintains a complete and accurate copy of the source code for all Company-Owned Software. Each Company-Owned Software item includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files and/or make files, as may be required to create executables that are included in each release and version of such Company-Owned Software. The source code for all Company-Owned Software has been documented in a professional manner that is both (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support all Company-Owned Software.

(l) The Company has not, by license, transfer, escrow, or otherwise, permitted any other Person to reverse engineer, disassemble, or decompile any of the Company-Owned Software to create such source code, except as may be required by law. All copies of any Company Software distributed in connection with the Company’s business have been distributed solely in object code form. Except for disclosure to Echo in connection with the analysis of the source code for scalability purposes (where there was view access only and no independent download capability) other than in the Ordinary Course of Business with respect to customers or as set forth on Section 2.15(l) of the Company Disclosure Schedule, there has been no disclosure of any Company-Owned Software or any source code therefor by the Company, including to any source code escrow agent, or to the Knowledge of the Seller, by any other Person, other than through licensing of object code versions thereof. Each copy so distributed by the Company is the subject of a valid, existing, and enforceable Outbound License Agreement.

(m) The Company and possesses all necessary rights to use all Software, middleware and system, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s business as presently conducted or proposed to be conducted (the “Systems”). The Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the Company’s business. None of the Systems contain any disabling or destructive code or instructions or virus that is designed or intended to have or capable of resulting in disrupting, disabling, or otherwise impeding the operation of the Systems or damaging or destroying any data or file without the user’s consent. The Company has provided or delivered to Echo access to the database maintained by the Company regarding known errors that would cause any Systems not to operate in accordance with the applicable specifications therefor and user documentation. Except for such errors as are set forth in such database, to the Knowledge of the Seller, there are no other such errors in the Systems. The Company has implemented reasonable backup, security and disaster recovery technology consistent with normal industry practices.

(n) The Company has established and maintained safeguards designed to prevent destruction, loss, or alteration of customer data or information in its possession or control which comply with all contractual obligations and applicable Legal Requirements regarding personally identifiable information, including any data privacy laws, consumer privacy laws and contracts with third parties in every jurisdiction where the Company operates the Company’s business. The Company is, and since January 1, 2013 has been, in compliance in all material respects with the Company’s published and internal privacy and security policies. No claims have been asserted or, to the Knowledge of the Seller, threatened against the Company (and to the Knowledge of the Seller, no such claims are likely to be asserted or threatened against the Company) by any third party or entity alleging (i) a violation of such third party or entity’s privacy, personal or confidentiality rights under any Legal Requirements, rules, policies or procedures, or (ii) the failure of the Company with respect to any security audit as contemplated by certain Company Contracts.

(o) The Company has made available to Echo in the Data Room complete and accurate copies of all Company-Owned Intellectual Property and IP Licenses listed in Section 2.15(a) and Section 2.15(d) of the Company Disclosure Schedule.

Section 2.16 Relationships with Company Related Persons. Except as set forth in Section 2.16 of the Company Disclosure Schedule, (i) no director or officer of the Company (any such individual, a “Company Related Person”), or, to the Knowledge of the Seller, any Affiliate or member of the immediate family of any Company Related Person, is, or since January 1, 2014 has been, directly or indirectly, (x) involved in any business arrangement or relationship with the Company or any Material Customer or Material Supplier, other than employment arrangements entered into in the Ordinary Course of Business or (y) an owner of more than 5%, or a director, officer or manager, of any Material Customer or Material Supplier, and (ii) no Company Related Person or, to the Knowledge of the Seller, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since January 1, 2014, has owned, any material property or right, tangible or intangible, used by the Company in the conduct of its business.

Section 2.17 No Undisclosed Liabilities. Except as set forth in Section 2.17 of the Company Disclosure Schedule, the Company does not have any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against on the face of the Reference Balance Sheet, and (ii) current liabilities or obligations incurred in the Ordinary Course of Business since the Reference Balance Sheet Date.

Section 2.18 Absence of Certain Changes and Events. Since the Reference Balance Sheet Date, there has not been any Company Material Adverse Effect. Since the Reference Balance Sheet Date, (i) the Company has conducted its business in the Ordinary Course of Business, and (ii) except as set forth in Section 2.18 of the Company Disclosure Schedule, the Company has not:

(a) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of its officers or employees outside the Ordinary Course of Business;

(b) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;

(c) acquired assets outside of the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(d) sold, leased, or otherwise disposed of any assets outside of the Ordinary Course of Business;

(e) incurred, assumed, or guaranteed any Indebtedness, or made any loans, advances or capital contributions to, or investments in, any other Person;

(f) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(g) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company in excess of $25,000;

(h) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(i) declared, set aside or paid any dividend (whether in cash, securities or property or other combination thereof) in respect of the capital stock of the Company;

(j) made any material change in its accounting or Tax methods; or

(k) entered into any agreement, whether oral or written, to do any of the foregoing.

Section 2.19 Accounts Receivable. The accounts receivable of the Company reflected on the Interim Balance Sheet represent, and the accounting records of the Company as of the Closing will represent, valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.

Section 2.20 Material Customers and Material Suppliers.

(a) Section 2.20(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the customers of the Company to whom the Company had sales volume in excess of $50,000 during the 6-month period ended June 30, 2016, and the amount of sales to each such customer during such period.

(b) Section 2.20(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the suppliers of the Company from which the Company has made total purchases in excess of $50,000 during the 6-month period ended June 30, 2016, and the amount of purchases from each such supplier during such period.

(c) Since January 1, 2014, except as set forth on Section 2.20(c) of the Company Disclosure Schedule, (i) no Material Supplier or Material Customer has terminated, suspended or reduced materially, or to the Knowledge of the Seller, has threatened to terminate, suspend or reduce materially its business with the Company, and, to the Knowledge of the Seller, no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a termination, suspension or material reduction by such Material Supplier or Material Customer of its business with the Company, (ii) no Material Supplier or Material Customer has cancelled or otherwise terminated any Company Contract that was material to the business of the Company, and (iii) no Material Customer has (A) materially altered its pattern of payment to the Company, or (B) made any material complaint regarding pricing, product quality or service or demanded any price adjustment material to the business done with such Material Customer.

Section 2.21 HIPAA.

(a) Each Covered Entity (as defined in the regulations set forth at 45 CFR Parts 160 and 164 (the “Federal Privacy and Security Regulations”)) owned or operated by the Company, including but not limited to any healthcare clearinghouse and any group health plan sponsored by the Company, is in and, since the date compliance became required, has been in compliance in all material respects with HIPAA, and state privacy laws. The Company are currently submitting, receiving and handling or capable of submitting, receiving and handling the transactions that have been standardized pursuant to the regulations set forth at 45 CFR Parts 160 and 162 (the “Federal Transaction Regulations”) in compliance with the Federal Transaction Regulations in connection with the operation of the Company in the Ordinary Course of Business as presently conducted.

(b) When acting as a Business Associate as defined in HIPAA, the Company is in and since the date compliance became required, has been in compliance in all material respects with the applicable requirements of HIPAA, and the Company has in effect agreements with each of its customers that are Covered Entities or Business Associates that satisfy all of the requirements of 45 CFR §§ 164.504(e) and 164.314 and 42 USC §§ 17931 through 17940 (the “HITECH Act”), such agreements permit the Company to operate its business as it is presently conducted, and the Company is not in material breach of any such agreements. The Company has in place policies reasonably necessary to implement its obligations under any such agreements.

(c) The Company has not received any complaints or notices of investigation (including but not limited to inquiries or other communications from the Department of Health and Human Services Office for Civil Rights) from any Governmental Authority or other Person regarding the Company, or any of the Company’s agents, employees or contractors’ uses or disclosures of, or security practices or incidents regarding, individually identifiable health-related information. With regard to individually identifiable information, there has not been any non-permitted use or disclosure, breach of a business associate or confidentiality agreement, security incident or breach (each as determined by reference to the Federal Privacy and Security Regulations or state law, as applicable) by, or involving the systems of the Company or by any of its respective agents, employees or contractors. The Company is, and at all times since the date compliance became required has been in compliance in all material respects with all applicable Legal Requirements related to reporting to individuals or customers, as applicable, breaches involving individually identifiable information, including but not limited to the regulations set forth at 45 CFR Part 164, Subpart D. The Company is in compliance in all material respects, or are taking appropriate actions to be in compliance in all material respects by the required compliance date with, the requirements specified by the HITECH Act.

Section 2.22 Bank Accounts. Section 2.22 of the Company Disclosure Schedule sets forth a complete and accurate list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box, or in which cash or cash equivalents of the Company are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (iii) the account numbers for each bank account of the Company.

Section 2.23 Brokers or Finders. Neither the Company nor any of its stockholders, directors, officers, managers, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 2.24 Directors and Officers. Section 2.24 of the Company Disclosure Schedule sets forth a complete and accurate list of the directors and officers of the Company.

Section 2.25 Operation of Business Since June 30, 2016, Etc. As of the Closing Date, the Company maintains net working capital sufficient to operate its business in the Ordinary Course of Business, except for cash which will be zero as of the Closing Date. To the Knowledge of the Seller, there is no contest, claim, defense or right of set off with any account debtor of the Company relating to the amount or validity of any accounts receivable of the Company as of the Closing. Since June 30, 2016, (i) the Company has conducted its business in the Ordinary Course of Business, and (ii) the Company has not:

(a) declared, set aside or paid any dividend in respect of the capital stock of the Company, other than any dividends payable solely in cash;

(b) sold, transferred, leased, subleased or otherwise disposed of any asset having a value of greater than $5,000, excluding dispositions of obsolete equipment in the Ordinary Course of Business;

(c) (i) failed to pay when due any liabilities of the Company, including any trade payables, (ii) delayed the payment of any such liabilities of the Company in a manner that is not consistent with the Ordinary Course of Business, or (iii) otherwise made any change in connection with the Company’s accounts payable terms, systems, policies or procedures;

(d) assumed or incurred any liability outside of the Ordinary Course of Business (excluding expenses incurred in connection with this Agreement and the transactions contemplated hereby, for which the Seller has responsibility pursuant to Section 7.1);

(e) cancelled, compromised, waived or released any right or claim (or series of related rights and claims);

(f) accelerated the collection of any accounts receivable of the Company in a manner that is not consistent with the Ordinary Course of Business, or otherwise made any change in connection with the Company’s accounts receivable terms, systems, policies or procedures; or

(g) entered into an agreement to do any of the matters referred to in clauses (a) to (f) above.

Section 2.26 No Other Representations and Warranties. Except for the representations and warranties contained in this Article II or elsewhere in this Agreement (including the related portions of the Company Disclosure Schedule) and Section 1.4 of the Transition Services Agreement, none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, and neither Echo nor its Affiliates are entitled to rely on any other representation or warranty of the Seller, the Company or any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ECHO

Echo represents and warrants to the Seller as follows:

Section 3.1 Organization and Good Standing. Echo is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Echo, enforceable against Echo in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of the documents to be executed and delivered by Echo at the Closing pursuant to Section 1.5(b) (collectively, the “Echo Closing Documents”) constitutes the legal, valid and binding obligation of Echo, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Echo has all requisite power and authority to execute and deliver this Agreement and the Echo Closing Documents and to consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary action by Echo.

(b) Neither the execution and delivery of this Agreement or any Echo Closing Document by Echo nor the consummation or performance of any of the transactions contemplated hereby or thereby by Echo will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Echo’s organizational documents; (ii) any Legal Requirement, or any Order of any Governmental Authority, to which Echo or its assets are subject; or (iii) any material contract or agreement to which Echo or any Affiliate is a party or by which Echo or any Affiliate is bound. Echo is not and will not be required to give any notice to obtain any consent or approval from (y) any Governmental Authority or other Person, or (z) any party to any material contract or agreement to which Echo or any Affiliate is a party, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

Section 3.3 Legal Proceedings, Orders.

(a) There are no Proceedings pending by or against Echo that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Echo, no such Proceeding has been threatened.

(b) There are no Orders outstanding against Echo that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Echo, no such Order has been threatened.

Section 3.4 Brokers or Finders. Except for Stillwell Capital, LLC (whose fees will be paid in full by Echo), neither Echo nor any of its stockholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 3.5 Sufficiency of Funds. Echo acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding its ability to obtain financing for the consummation of the transactions contemplated by this Agreement, and that Echo has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and meet such obligations.

Section 3.6 Investment Purpose. Echo is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Echo acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Echo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Publicity. No press release or public announcement, statement or disclosure concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior consent of the other party(ies); provided, however, an initial press release of HealthStream with respect to this Agreement and the transactions contemplated hereby will be issued by HealthStream promptly following the Closing (the content of which press release is subject to the reasonable approval of the Seller). Notwithstanding the foregoing, nothing contained herein will limit any party or its Affiliates from making any announcements, statements, or acknowledgments that such party or its Affiliates is required by applicable Legal Requirements or the requirements of any national securities exchange to make, issue or release, or limit HealthStream or its Affiliates from making any disclosures that they deem necessary or advisable to be made in filings with the SEC.

Section 4.2 401(k) Plan. As of the Closing, the Seller shall cause the Company to be withdrawn from the Seller’s 401(k) Plan, and (i) adopt written resolutions in form acceptable to HealthStream, to remove the Company from the 401(k) Plan and one hundred percent (100%) vest all Company participants under the 401(k) Plan, such vesting to be effective immediately prior to Closing; and (ii) deliver appropriate notices of the 401(k) Plan withdrawal to any trustees and custodians of the 401(k) Plan and/or its assets.

Section 4.3 Change of Control Payments. Prior to the Closing, Seller shall have caused the Company to pay all change of control and similar payments required to be made by the Company in connection with the closing of the transactions contemplated hereby (whether payable prior to, at or following the Closing) (the “Change of Control Payments”).

Section 4.4 Indebtedness; Related Party Payments. At or prior to the Closing, Seller shall cause (i) the Company to pay or otherwise satisfy in full, all Indebtedness payable by the Company to any Person, and (ii) to be paid or otherwise satisfied in full, (x) all amounts payable to the Company by Seller or any Company Related Person or any Affiliate or immediate family member thereof, and (y) all amounts payable by the Company to any Company Related Person or any Affiliate or immediate family member thereof.

Section 4.5 Company Guarantees. At or prior to the Closing, Seller shall pay or make provision for the release of any Company Guarantees.

Section 4.6 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 4.7 Misdirected Payments. Following the Closing, the parties covenant and agree to promptly remit to any other party (or Affiliate thereof) any payments received that are owed to such other party (or Affiliate thereof).

Section 4.8 Employee Matters and Employee Benefits.

(a) At the Closing, Echo shall cause the Company to continue the employment of all Available Employees. In connection therewith, Echo shall cause each such Available Employee to be provided with employee benefits at the Closing that are substantially similar to those provided to other similarly situated employees of Echo; provided, however, for a transition period following the Closing, Echo may instead determine to honor certain policies and procedures of the Company in effect as of Closing for purposes of employee benefits (for example Echo may keep in place certain Company commission plans through the end of 2016 and thereafter transition to Echo commission plans). Echo will honor accrued vacation days of the Available Employees as of the Closing pursuant to the policies and procedures of the Company as in effect as of the Closing. From the Closing Date through August 31, 2016, Seller shall allow all Available Employees to continue to participate in all Employee Benefit Plans that are health or welfare benefit plans consistent with the level of participation of such Available Employees in such Employee Benefit Plans as of the Closing Date.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any severance plan) or vacation or paid time off plan, maintained by Echo or any of its Subsidiaries, for purposes of determining eligibility to participate and vesting (but not for purposes of benefits accrual), each such Available Employee’s service with the Company shall be treated as service with Echo or any of its Affiliates. Echo shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan (including health insurance plan) maintained by Echo or any of its Affiliates in which Available Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan immediately prior to the Closing Date. Echo shall use commercially reasonable efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Available Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans (including health insurance plan) in which such Available Employee (and dependents) will be eligible to participate from and after the Closing Date.

(c) It is understood and agreed that nothing contained herein will constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Echo or its Affiliates or Subsidiaries (including the Company) to a post-Closing Date employment relationship with any Available Employee of any fixed term or duration or upon any terms or conditions other than those that Echo or its Subsidiaries (including the Company) may establish pursuant to individual offers of employment; and (y) subject to applicable Legal Requirements, the employment of the Available Employees by Echo or its Subsidiaries (including the Company), as applicable, is “at will” and may be terminated by Echo or its Subsidiaries (including the Company), as applicable, or by any Available Employee, at any time for any reason (subject to any written agreements to the contrary entered into between Echo or its Subsidiaries (including the Company), as applicable, and any such Available Employee).

Section 4.9 Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of HealthStream in connection with the transactions contemplated hereby or the financial results of the Company, the Seller shall provide such cooperation as HealthStream may reasonably request in connection with such filing requirements. HealthStream shall reimburse the Seller for required out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Seller in connection with performing their obligations under this Section 4.9.

Section 4.10 Tail Coverage. At the Closing, Seller shall provide evidence to Echo of three (3) years of reporting endorsement (extended reporting or “Tail”) coverage (“Tail Coverage”) with respect to all existing “claims made” insurance policies of Seller in connection with events that may have occurred prior to Closing, but are not reported until after the Closing. Fifty percent (50%) of the cost of the Tail Coverage will be paid by Echo and fifty percent (50%) of the cost of the Tail Coverage will be paid from the Purchase Price to Seller pursuant to the Funds Flow Statement. Such Tail Coverage shall provide coverage, liability limitations, deductibles and other material terms that are no less favorable to Seller than such cancelled or terminated policy. Seller shall not take any action or inaction to cause any such Tail Coverage to be cancelled or terminated, and in the event any such Tail Coverage is cancelled or terminated, Seller shall obtain replacement Tail Coverage in accordance with the terms set forth above. Seller shall cause Echo to be named as an additional insured on all Tail Coverage obtained by Seller pursuant to this Section 4.10.

Section 4.11 Access to Books and Records. Following the Closing, Seller and Echo shall retain for a period consistent with Seller’s record retention policies and practices the books and records related to the business of the Company. Seller also shall provide HealthStream and its Subsidiaries and its representatives, at HealthStream’s sole cost and expense, and Echo shall provide Seller and its Subsidiaries and its representatives, at Seller’s sole cost and expense, reasonable access thereto, during normal business hours and on at prior written notice, for any reasonable purpose specified in such notice. Any access to such records of Seller or Echo, as the case may be, shall be upon the condition that such access not materially interfere with the business operations of such party, and such access shall not be provided with respect to any such information that is subject to attorney-client privilege or other applicable privilege or to the extent that such privilege would violate applicable Legal Requirements.

Section 4.12 Confidentiality. The parties acknowledge that, following the Closing, as a result of the transactions under this Agreement, (i) a party may inadvertently acquire or retain possession of the other party’s confidential or proprietary information, or (ii) Seller and its Affiliates (including MorCare), on the one hand, and Echo and its Affiliates (including the Company, on the other hand), may receive confidential or proprietary information of the other party pursuant to the terms of the Transition Services Agreement or the Collaboration and Integration Agreement. The parties therefore agree that after the Closing, Echo shall, and shall cause its Affiliates (including the Company), and Seller shall, and shall cause its Affiliates (including MorCare) (each, a “Receiving Party”) to hold in confidence any and all confidential or proprietary information, whether written or oral, owned by the other party or its Affiliates (each, a “Disclosing Party”) which it acquires (inadvertently or otherwise) as a result of the transactions contemplated by this Agreement or pursuant to the terms of the Transition Services Agreement, except to the extent that the Receiving Party can show by written documentation that such information (a) is generally available to and known by the public through no fault of the Receiving Party; or (b) is lawfully acquired from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. Notwithstanding the foregoing, for purposes of clarification, in no event will Echo and its Affiliates (including the Company) have any obligations hereunder with respect to confidential or other information held by the Company as of the Closing. After the Closing, upon request, the Receiving Party shall promptly return, and shall require its agents and representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s confidential or proprietary information, or destroy all such copies and, on request, certify in writing to the Disclosing Party that such information has been destroyed; provided, however, that Receiving Party may retain any such confidential or proprietary information to the extent necessary to comply with any applicable law or regulation or document retention policy, and shall not be required to destroy any copies of electronic files that may be generated by automatic or ordinary course archiving, back-up, security or disaster recovery systems or procedures, provided that such backed-up information is not used, disclosed or otherwise recovered from such back-up devices except for legal, compliance and information technology or disaster recovery purposes and not in violation of this Agreement.

Section 4.13 Collaboration and Integration Agreement. The parties will negotiate in good faith to enter into a Collaboration and Integration Agreement (the “Collaboration and Integration Agreement”) on or prior to 90 days following the Closing Date with respect to MorCare’s MPPR product. In addition, for three years following the Closing, (A) MorCare agrees not to (A) promote integration of its MPPR product, its services or capabilities, by any of Echo’s direct competitors (“Competitors”); provided however, MorCare may assist its clients with integrating or utilizing MPPR in any manner the client sees fit, and (B) allow any Competitors to resell any of its products and services, including, but not limited to, MPPR.

Section 4.14 Lease. Immediately following the Closing, Seller shall contact Behringer Harvard South Riverside, LLC, the landlord under the Lease (such landlord, including any successors in interest thereof, the “Landlord”), to provide notice of the execution and delivery of this Agreement and to request the consent of Landlord to the execution and delivery of the Sublease, pursuant to documentation agreed to by Seller and Echo and following such process as agreed to by Seller and Echo. Seller shall use its reasonable best efforts to obtain such consent following the Closing and shall keep Echo reasonably informed of the status of obtaining such consent and such other developments with Landlord in connection therewith, and Echo shall provide reasonable cooperation to Seller in connection with such process.

ARTICLE V

TAX MATTERS

Section 5.1 Tax Treatment of Transaction. The Seller and Echo agree and acknowledge that the purchase and sale of the Shares shall be treated as a purchase and sale of all of the assets of the Company for federal (and applicable state and local) income Tax purposes.

Section 5.2 Seller’s Pre-Closing Income Tax Returns. Seller shall include the income of the Company in Seller’s federal income Tax Returns (and state and local income Tax Returns where applicable) for all periods through the Closing Date and pay any Taxes attributable to such income. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Legal Requirements. Echo shall have the right to review and comment on any such Tax Returns prepared by Seller, and Seller shall make such revisions to such Tax Returns as are reasonably requested by the Echo. Echo shall cause the Company to file income Tax Returns for all periods ending after the Closing Date. To the extent that any such Tax Return is to be filed with respect to a Straddle Period and such Tax Return reflects a liability for Taxes in excess of $5,000, Echo shall provide such Tax Return to the Seller for review and comment at least 60 days (or, for Tax Returns other than income Tax Returns, a reasonable period) prior to the deadline for filing such Tax Return. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by applicable Legal Requirements, and Echo shall make such revisions to such Tax Returns as are reasonably requested by the Seller.

Section 5.3 Allocations Relating to Taxes—Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for Straddle Periods, it shall be determined by assuming that each Straddle Period consists of two (2) taxable years or periods, one which ends at the close of the Closing Date and the other which begins at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

Section 5.4 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne (i) 50% by Echo, and (ii) 50% by the Seller, regardless of the Person liable for such obligations under applicable law or the Person making payment to the applicable Governmental Authority or third party. Seller and Echo shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such Transfer Taxes.

Section 5.5 Allocation of Purchase Price.

(a) Echo shall prepare an allocation in accordance with Code § 1060 and the applicable Treasury Regulations thereunder of the Purchase Price (plus liabilities of the Company and capitalized costs, to the extent such liabilities and other amounts should be included in the purchase price for federal income Tax purpose) allocable to the assets of the Company (the “Draft Purchase Price Allocation”) for approval by Seller, which Draft Purchase Price Allocation, upon such approval, shall be binding upon Echo and Seller and shall be referred to as the “Final Purchase Price Allocation”. The Draft Purchase Price Allocation will be provided by Echo to Seller as soon as practicable following the Closing, and Seller shall inform Echo in writing within 10 days of receiving the Draft Purchase Price Allocation whether Seller approves the Draft Purchase Price Allocation or does not approve the Draft Purchase Price Allocation. Seller shall provide such information as Echo may reasonably request to assist Echo with preparing the Draft Purchase Price Allocation. If Seller approves the Draft Purchase Price Allocation within the 10-day period, or Seller fails to provide written notice to Echo that Seller objects to the Draft Purchase Price Allocation within the 10-day period, then the Draft Purchase Price Allocation shall become the Final Purchase Price Allocation. If Seller provides Echo a written objection to the Draft Purchase Price Allocation within the 10-day period (together with a statement explaining Seller’s particular objections to the Draft Purchase Price Allocation along with Seller’s reasons for any objections), then the Draft Purchase Price Allocation shall not become the Final Purchase Price Allocation at such time, and Echo and Seller shall cooperate in good faith for a period of 30 days to resolve their differences. If Echo and Seller resolve their differences within such 30-day period, the Draft Purchase Price Allocation, as amended to reflect any changes agreed upon by Echo and Seller, shall become the Final Purchase Price Allocation. If Echo and Seller are unable to resolve their differences within such 30-day period, Echo and Seller and their respective Affiliates shall be entitled to allocate the Purchase Price to the assets of the Company in such manner as each independently determines is reasonable.

(b) Echo, the Seller, their Affiliates and any other applicable Persons (each a “Tax Filing Party”) shall file all Tax Returns including IRS Form 8594, consistent with the Final Purchase Price Allocation, if any. None of the Tax Filing Parties shall take any income Tax position inconsistent with the Final Purchase Price Allocation, if any, or agree to any proposed adjustment to the Final Purchase Price Allocation, if any, by any Governmental Authority without first giving Echo or Seller, as applicable, prior written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Purchase Price Allocation Schedule, if any, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Final Purchase Price Allocation, if any.

Section 5.6 Cooperation. After the Closing, the Seller and Echo shall, each at their own expense, cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return of the Company or Tax Return that includes taxable income of the Company; such cooperation shall include the retention and (upon the requesting party’s reasonable request) the provision of records and information, including work papers of the Company and their respective auditors (but excluding records and information that are protected by recognized attorney-client privilege) related to the Seller or the Company, which are reasonably relevant to any Tax Returns, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Echo and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to the six year period (or portion thereof) prior to the Closing.

Section 5.7 Tax Claims.

(a) Notice of Tax Claims. Each party will promptly notify the other party in writing upon receipt by such party (or any of its Affiliates) of notice of any pending or threatened audit, examination, or Proceeding by a Governmental Authority in respect of which an indemnity may be sought pursuant to Article VI (a “Tax Claim”); provided, however, that the failure of such party to give prompt notice shall not relieve the other party of any of its obligations under Article VI except to the extent the other party can demonstrate actual prejudice as a result of such failure.

(b) Tax Claims for Pre-Closing Tax Periods. Seller shall control and resolve any Tax Claim relating to any taxable period that ends on or before the Closing Date at the Seller’s cost and expense; provided, however, that Echo shall have the right, at its own expense, to participate in, and consult with the Seller regarding any such Tax Claim. Seller may not settle, compromise or resolve any such Tax Claim without the consent of Echo, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) Tax Claims for Straddle Periods and Post-Closing Tax Periods. Seller shall have the right participate jointly with Echo in representing the interest of the Company in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period, at the Seller’s cost and expense. Any settlement or other disposition of any Tax Claim relating to a Straddle Period may only be made with the consent of Seller and Echo, which consent shall not be unreasonably withheld, conditioned, or delayed. Echo shall have sole control over any Tax Claim relating to a taxable period that begins after the Closing Date.

Section 5.8 Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of the Seller.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Company Disclosure Schedule attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 6.6. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 6.2 Indemnification and Reimbursement of Echo Indemnified Persons. The Seller shall indemnify, hold harmless and reimburse Echo and its Affiliates (including the Company) and their respective officers, directors, managers, stockholders, members, representatives and agents (collectively, the “Echo Indemnified Persons”) for Damages, arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Seller in Article II, including any breach of any such representation or warranty alleged by a third party;

(b) any breach of any covenant or obligation of the Seller contained in this Agreement or the Escrow Agreement;

(c) (i) any Taxes of Seller or the Company for Pre-Closing Tax Periods, (ii) any Transfer Taxes for which Seller is liable pursuant to Section 5.4 of this Agreement, (iii) any lost Tax benefit resulting from Seller’s failure to be an “S Corporation” (within the meaning of Section 1361 of the Code and analogous provisions under applicable state and local law) immediately prior to the closing, (iv) any lost Tax benefit resulting from the Company’s failure to be a “qualified subchapter S subsidiary” (under federal and applicable state and local Tax laws) immediately prior to the closing, (v) any Taxes arising by reason of the Company being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to U.S. Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Legal Requirement), and (vi) any failure of the Company to file Tax Returns or pay Taxes in any jurisdiction in which the filing of such Tax Returns or the payment of Taxes may be required;

(d) any amounts payable by the Company or any other Echo Indemnified Person to any current or former director or officer of the Company in connection with any right of indemnification or advancement of such current or former director or officer against the Company under the organizational documents of the Company, any indemnification agreements of the Company, the Illinois Business Corporation Act of 1983, as amended, or otherwise (i) in connection with any claim brought by any current or former direct or indirect stockholder of Seller, or (ii) in connection with any claim brought by any other Person;

(e) (i) any failure to obtain any necessary consent from, or provide any notice to, Landlord in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including in connection with the execution and delivery of the Sublease), or (ii) any other claim or action by Landlord against Echo or its Affiliates (except to the extent related to the use of the Leased Premises by Echo following the Closing pursuant to the terms of the Lease), including any such claim or action arising from or in connection with the occupancy or use of the Subleased Premises by Seller following the Closing;

(f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company or the Seller (or any Person acting on their behalf) in connection with the transactions contemplated hereby; and

(g) the Company’s failure to comply with the agreement referenced in paragraph 1. of Section 2.10(a) of the Company Disclosure Schedule in respect of the period prior to the Closing Date.

Section 6.3 Indemnification and Reimbursement of the Seller. Echo shall indemnify, hold harmless and reimburse the Seller, and shall reimburse the Seller for, any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Echo in Article III of this Agreement, including any breach of any such representation or warranty alleged by a third party;

(b) any breach of any covenant or obligation of Echo contained in this Agreement or the Escrow Agreement; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Echo (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

Section 6.4 Limitations and Qualifications on Indemnification of Echo Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the Echo Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 6.2 is subject to the following limitations and qualifications:

(a) The Echo Indemnified Persons shall have no right to recover any amounts under Section 6.2(a) and/or under clause (ii) of Section 6.2(d) until the total amount of Damages incurred by the Echo Indemnified Persons under Section 6.2(a) and/or under clause (ii) of Section 6.2(d) on a collective basis exceeds $250,000 (the “Basket”), in which case the Echo Indemnified Persons will be entitled to recover the amount by which such Damages exceed the Basket.

(b) The maximum amount of Damages that may be recovered by the Echo Indemnified Persons under Section 6.2(a) and/or under clause (ii) of Section 6.2(d) on a collective basis will be $6,000,000 (the “Cap”).

(c) The limitations set forth in clauses (a) and (b) of this Section 6.4 shall not apply to breaches of Section 2.1 (Organization and Good Standing), Section 2.2(a) (Authority), Section 2.4 (Capitalization), Section 2.5 (Assets), Section 2.7 (Taxes), and Section 2.23 (Brokers or Finders) (collectively, the “Fundamental Representations”). In addition, the limitations set forth in clause (a) of this Section 6.4 shall not apply to breaches of Section 2.25 (Operation of Business Since June 30, 2016, Etc.).

(d) Nothing contained herein (including Section 6.4(a), Section 6.4(b) and Section 6.6(a)) shall limit or restrict any Echo Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any fraud or intentional misrepresentation.

Section 6.5 Limitations and Qualifications on Indemnification of the Seller. Notwithstanding anything contained herein to the contrary, the right of the Seller to be indemnified, held harmless and reimbursed pursuant to Section 6.3 is subject to the following limitations and qualifications:

(a) The Seller shall have no right to recover any amounts under Section 6.3(a) until the total amount of Damages incurred by the Seller under Section 6.3(a) exceeds the Basket, in which case the Seller will be entitled to recover the amount by which such Damages exceed the Basket.

(b) The maximum amount of Damages that may be recovered by the Seller under Section 6.3(a) will be the Cap.

(c) The limitations set forth in clauses (a) and (b) of this Section 6.5 shall not apply to breaches of Section 3.2(a) (Authority) and Section 3.4 (Brokers or Finders).

(d) Nothing contained herein (including Section 6.5(a), Section 6.5(b) and Section 6.6(b)) shall limit or restrict the Seller to maintain or recover any amounts in connection with any action or claim based upon any fraud or intentional misrepresentation.

Section 6.6 Time Limitations.

(a) The Echo Indemnified Persons shall have no right to recover any amounts under Section 6.2(a), unless on or before the date that is 18 months following the Closing Date, Echo notifies the Seller in writing of a claim or breach under Section 6.2(a) specifying, to the extent then known by Echo, the factual basis of that claim or breach in reasonable detail; provided, however, that any written notice of any claim or breach with respect to any Fundamental Representation or a claim for indemnification or reimbursement to the extent not arising under Section 6.2(a) may be made by Echo until such time that it is not permissible to bring such claim pursuant to Applicable Law.

(b) The Seller shall have no right to recover any amounts under Section 6.3(a), unless on or before the date that is 18 months following the Closing Date, the Seller notifies Echo in writing of a claim or breach under Section 6.3(a) specifying, to the extent then known by the Seller, the factual basis of that claim or breach in reasonable detail; provided, however, that any written notice of any claim or breach with respect to Section 3.2(a) (Authority), and Section 3.4 (Brokers or Finders), or a claim for indemnification or reimbursement to the extent not arising under Section 6.3(a), may be made by the Seller until such time that it is not permissible to bring such claim pursuant to Applicable Law.

Section 6.7 Third-Party Claims.

(a) In the event that a claim is made by a third party (a “Third-Party Claim”) against any Person in connection with which any Person is (or is anticipated to be) entitled to indemnity under Section 6.2 or Section 6.3 (an “Indemnified Person”; any Person required to provide indemnity under this Agreement is referred to as an “Indemnifying Person”), then, (i) in the case of any claim under Section 6.2, Echo shall provide notice to the Seller, and (ii) in the case of any claim under Section 6.3, the Seller shall provide notice to Echo, in each such case promptly following the assertion of such Third-Party Claim (or, if later, the time at which such Third-Party Claim is anticipated to give rise to any indemnification obligations under this Agreement); provided that the failure to provide such notice will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice pursuant to Section 6.7(a) of the assertion of a Third-Party Claim in connection with which any Indemnified Person is (or is anticipated to be) entitled to indemnity under Section 6.2 or Section 6.3, as applicable, the Indemnifying Person shall, at its sole cost and expense, be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees or expenses related to the defense of such Third-Party Claim of other counsel engaged by the Indemnified Person to participate in the defense thereof, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and such compromise or settlement includes an unconditional release of the Indemnified Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of any Third-Party Claim in accordance with the first sentence of Section 6.7(a), and the Indemnifying Person does not, within ten Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if (i) an Indemnified Person reasonably determines that it is likely that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person reasonably determines that joint representation would be inappropriate or (iii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such third-party claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

Section 6.8 Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (i) in the case of any claim under Section 6.2, written notice by Echo to the Seller, and (ii) in the case of any claim under Section 6.3, written notice by the Seller to Echo.

Section 6.9 Exclusive Remedy. Except for a claim for Damages described in Section 6.4(d) or Section 6.5(d), the indemnification provided for in this Article VI shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement to be entered into at Closing pursuant to the terms hereof to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with any breach of such agreement pursuant to the terms of such other agreement (other than breaches of the Escrow Agreement, which will be subject to the indemnification provisions hereof).

Section 6.10 Materiality. For purposes of calculating the amount of Damages to which the Echo Indemnified Persons and the Seller are entitled under this Article VI (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

Section 6.11 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

Section 6.12 Calculation of Damages. Payments to an Indemnified Person pursuant to this Article VI in respect of any Damages shall be reduced by any insurance proceeds actually received by the Indemnified Person in respect of any such claim (net of any applicable deductibles or similar costs of recovery and expenses incurred by any such Indemnified Person in connection with recovering such insurance proceeds).

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Expenses. Except as otherwise expressly provided by this Agreement, (i) all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Seller and the Company, including (a) all brokerage or finder’s fees or commissions or similar payments, and (b) all legal, accounting and other professional fees and expenses, shall be paid by the Seller, and (ii) all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Echo, including (a) all brokerage or finder’s fees or commissions or similar payments, and (b) all legal, accounting and other professional fees and expenses, shall be paid by Echo.

Section 7.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Echo may assign any of its rights and delegate any of its obligations under this Agreement (a) to any Affiliate of Echo, and (b) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Echo; provided, however, that no such assignment or delegation will relieve Echo from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 7.2.

Section 7.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested or (e) sent by e-mail and the sender does not receive an automated message indicating that the e-mail was not transmitted to the recipient’s e-mail account, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to the Seller:

Morrisey Holdings, Inc.

222 S. Riverside Plaza, Suite 1870

Chicago, IL 60606

Attention: Gerald I. Zoldan

Email: gzoldan@morcarellc.com

with a copy to:

Seyfarth Shaw LLP

131 South Dearborn Street, Suite 2400

Chicago, IL 60603

Attention: Suzie Saxman

Facsimile: (312) 460-5646

Email: ssaxman@seyfarth.com

If to Echo:

Echo, Inc.

209 10th Avenue South

Nashville, TN 37203

Attention: Michael M. Collier

Facsimile: 615-301-3200

Email: Michael.Collier@healthstream.com

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: J. Page Davidson

Kevin H. Douglas

Frank M. Pellegrino

Facsimile: (615) 742-2753

(615) 742-0454

(615) 248-4255

Email: pdavidson@bassberry.com

kdouglas@bassberry.com

fpellegrino@bassberry.com

Section 7.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior representations, warranties, understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof (including the Confidentiality Agreement, which will terminate and be of no further force and effect as of the Closing, but will survive with respect to the confidentiality obligations thereunder in relation to the confidential information of Seller and MorCare; provided, however, that for purposes of clarification, in no event will Echo and its Affiliates (including the Company) have any obligations hereunder or under the Confidentiality Agreement with respect to confidential or other information owned and held by the Company as of the Closing). This Agreement may not be amended except by a written agreement signed by Echo and the Seller.

Section 7.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by, in the case of any waiver requested by Echo, the Seller, and in the case of any waiver requested by the Seller, Echo; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section 7.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by Echo and the Seller with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 7.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The statements in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. The words “including,” “include” or words of similar import shall deemed to be followed by “without limitation” and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

Section 7.8 Governing Law; Exclusive Jurisdiction. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware (“Applicable Law”) without regard to any conflicts of laws principles that would require the application of any other law. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or Proceeding must be heard and determined exclusively in the Court of Chancery of the State of Delaware and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such action or proceeding.

Section 7.9 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 7.10 Waiver of Jury Trial. The parties hereby waive any right to trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement or the transactions contemplated hereby, whether now or hereafter arising, and whether sounding in contract, tort, or otherwise. Any party may file a copy of this Section 7.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties to irrevocably waive trial by jury, and that any proceeding or action whatsoever between the parties relating to this Agreement or the transactions contemplated hereby will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 7.11 Specific Enforcement. Each party acknowledges and agrees that the other party(ies) would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms, and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, each party agrees that, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

[Remainder of page intentionally left blank]

[signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Echo, Inc.

By:	/s/ Robert A. Frist, Jr.
Name:	Robert A. Frist, Jr.
Title:	President

Morrisey Holdings, Inc.

By:	/s/ Gerald I. Zoldan
Name: Gerald I. Zoldan
Title:	CEO

Annex A

Defined Terms

Index of Terms Defined Elsewhere in this Agreement

Capitalized terms used herein are defined in the provisions of this Agreement set forth below:

Defined Term	Section
Agreement	Preamble
Applicable Law	7.8
Available Employee	1.3
Basket	6.4(a)
Cap	6.4(b)
Change of Control Payments	4.3
Closing	1.4
Closing Cash Amount	1.2(a)
Closing Date	1.4
Collaboration and Integration Agreement	4.13
Company	Recitals
Company Closing Documents	2.2(a)
Company Related Person	2.16
Competitors	4.13
Contributing Persons	2.15(c)
Disclosing Party	4.12
Draft Purchase Price Allocation	5.5(a)
Echo	Preamble
Echo Closing Documents	3.2(a)
Echo Indemnified Persons	6.2
Employee Benefit Plans	2.9(a)
Escrow Agent	1.5(b)(iv)
Escrow Agreement	1.5(a)(iv)
Escrowed Cash	1.2(b)
Federal Privacy and Security Regulations	2.21(a)
Federal Transaction Regulations	2.21(a)
Final Purchase Price Allocation	5.5(a)
Financial Statements	2.3
Fundamental Representations	6.4(c)
Funds Flow Statement	1.5(a)(xii)
HITECH Act	2.21(b)
Indemnified Person	6.7(a)
Indemnifying Person	6.7(a)
Infringe	2.15(e)
Interim Balance Sheet	2.3
Landlord	4.14

Leased Real Property	2.6(a)
Lender	1.5(a)(x)
Purchase Price	1.2(a)
Real Property Leases	2.6(a)
Receiving Party	4.12
Reference Balance Sheet	2.3
Reference Balance Sheet Date	2.3
Releases	1.5(a)(ii)
Restrictive Covenant Agreements	1.5(a)(iii)
Reviewed Financial Statements	2.3
Seller	Preamble
Seller Insurance Amount	1.2(b)
Shares	Recitals
Sublease	1.5(a)(vi)
Systems	2.15(m)
Tail Coverage	4.10
Tax Claim	5.7(a)
Tax Filing Party	5.5(b)
Tax Refund	5.8
Third-Party Claim	6.7(a)
Transfer Taxes	5.4
Transition Services Agreement	1.5(a)(v)
Unaudited Financial Statements	2.3

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:

“401(k) Plan” means the 401(k) plan of the Company.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Bugs” means any non-material errors in any Software or Systems that occur and are or may be corrected in the Ordinary Course of Business.

“Business Day” means any day other than Saturday or Sunday on which the Federal Reserve Bank of New York is open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means Software that (a) is generally commercially available and licensed to the Company pursuant to a non-negotiated “off-the-shelf”, “shrinkwrap”, “clickwrap” or website terms of use or terms of service that is easily obtainable without material expense; (b) has not been modified or customized for the Company; and (c) is licensed to the Company for a one-time fee or an annual fee of $25,000 or less.

“Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company has or may acquire any rights or benefits, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Seller to Echo on the date hereof.

“Company Guarantee” means any guarantee or other obligation of the Company in respect of any agreement or other obligation of Seller, any other Company Related Person or any Affiliate thereof (excluding the Company).

“Company Intellectual Property” means any Intellectual Property that is owned, licensed or used by the Company or held for use by the Company in the conduct of the Company’s business as currently conducted and as proposed to be conducted, including all (a) Company-Owned Intellectual Property; and (b) IP Licenses.

“Company Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on, the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, or on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company-Owned Intellectual Property” means any Intellectual Property, including Company-Owned Software, that is owned by (or purported to be owned by) or proprietary to the Company.

“Company-Owned Software” means all proprietary Software owned or developed by or on behalf of the Company.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of January 8, 2016 by and between the Seller and HealthStream.

“Damages” means any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim. In no event shall Damages include (and no party be entitled to recover or make a claim under this Agreement for) (a) punitive damages (unless payable to a third party), or (b) consequential, incidental, special, or indirect damages unless any such damages (i) are payable to a third party, (ii) were reasonably foreseeable or (iii) the parties contemplated that such damages would be a probable result of a breach of this Agreement.

“Data Room” means the electronic collection of documentation with respect to the Company made available to Echo and HealthStream, and their respective legal, accounting and other professional advisors, through the Seyfarth Shaw LLP data site.

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including soil, air, water and groundwater) or human health.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Financial Reporting Controls” means internal controls over financial reporting sufficient to provide reasonable assurances in all material respects (a) that transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP (subject to adjustments consistent with past practice) and (ii) to maintain accountability of assets and (b) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.

“Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (b) any other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, and (c) any other substance, material or waste which may be the subject of regulatory action by a Governmental Authority pursuant to any Environmental Law.

“HealthStream” means HealthStream, Inc., a Tennessee corporation.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Leased Real Property (including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures).

“Indebtedness” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, whether secured or unsecured, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) obligations of such Person under letter of credit or similar facilities, (e) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (f) guarantees of such Person of any such indebtedness referred to in clauses (a)-(e) of any other Person.

“Intellectual Property” means all domestic and foreign (a) patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (c) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (d) software, including computer programs, operating systems, applications, software, firmware, tools, rights in data, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications, enhancements and documentation related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols (“Software”); (e) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items (“Domain Names”); (f) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets” ); (g) all other intellectual property and proprietary rights in any form or medium known or later devised; and (h) all copies and tangible embodiments of the foregoing, all goodwill associated with any of the foregoing and rights to recover for past, present and future infringement associated with any of the foregoing.

“IP Licenses” means all Company Contracts pursuant to which Company (a) has acquired rights (including usage rights) in or to any Intellectual Property (“Inbound License Agreements”), or (b) has licensed, granted, or transferred rights to any Intellectual Property to a third party, including license agreements, settlement agreements, and covenants not to sue (“Outbound License Agreements”).

“Knowledge of Echo” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, Michael Sousa and Michael Collier; provided, however, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Knowledge of the Seller” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by Vicki Searcy (but only with respect to knowledge relating to the Company’s PCCB product line), Gerald I. Zoldan, James T. Nutter, Christy Baranowski, Gregg Pollack and Paul S. Glick; provided, however, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Lease” means that certain Office Lease executed as of March 17, 2008, as amended, by and between Behringer Harvard South Riverside, LLC, and the Company with respect to the Leased Premises.

“Leased Premises” means the premises located at 222 South Riverside Plaza, Suite #1850, Chicago, Illinois, leased to the Company pursuant to the terms of the Lease.

“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, directive or other legal requirements.

“Material Company Contract” means any of the following Company Contracts:

(a) any Company Contract involving payments by or to the Company (or anticipated to involve payments by or to the Company following the Closing), of at least (x) $50,000 during any twelve-month period, or (y) $100,000 in the aggregate;

(b) any contract or agreement with a Material Customer or Material Supplier;

(c) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(d) any contract or agreement involving the sale of any assets of the Company outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by the Company outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;

(e) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company, any guarantee made by the Company in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company;

(f) any contract or agreement relating to employment or consulting, including all severance agreements, noncompetition agreements, employment agreements and consultant agreements and contracts involving independent contractors, management services, support services or any other similar services;

(g) any contract or agreement with any Governmental Authority;

(h) any collective bargaining agreement or contract with any labor union;

(i) any Real Property Lease;

(j) any IP License;

(k) any Company Contract that is disclosed or required to be disclosed pursuant to Section 2.14(c) of the Company Disclosure Schedule;

(l) any contract or agreement with a Company Related Person;

(m) any contract or agreement containing any change-in-control, assignment, default or other similar provisions that may be implicated by the transactions contemplated by this Agreement;

(n) any contract or agreement that includes any Company Guarantee;

(o) any other Company Contract that is otherwise material to the Company; and

(p) each amendment, supplement and modification in respect of any of the foregoing.

“Material Customers” means each of the customers of the Company to whom the Company had sales volume in excess of $100,000 during the 12-month period ended June 30, 2016.

“Material Suppliers” means each of the suppliers of the Company from which the Company had total purchases in excess of $100,000 during the 12-month period ended June 30, 2016.

“MorCare” means MorCare, LLC, an Illinois limited liability company and wholly owned Subsidiary of Seller.

“Open Source Technology” means any Software, product or technology that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, (h) Affero GPL and (i) the Apache License.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the use of the Leased Real Property by the Company; and (c) any and all matters and encumbrances (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company to use any of the Leased Real Property.

“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

“Pre-Closing Tax Periods” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Periods” means a taxable period of the Company that begins before and ends after the Closing Date.

“Subleased Premises” means the portion of the Leased Premises to be subleased by the Company to Seller pursuant to the terms of the Sublease.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheatment registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment, charge or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of, any Governmental Authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.